SCHEDULE 14A INFORMATION
          Proxy Statement Pursuant to Section 14(a) of the
                   Securities Exchange Act of 1934

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]
Check the appropriate box:
[ ]  Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[x]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Section 240.14a-12

                      FAMILY DOLLAR STORES, INC.
          (Name of Registrant as Specified In Its Charter)

  (Name of Person(s) Filing Proxy Statement if other than Registrant)

Payment of Filing Fee (Check the appropriate box):
[x]  No Fee Required
[ ]  Fee computed on table below per Exchange Act
     Rules 14a-6(i)(1) and 0-11.

   1)  Title of each class of securities to which transaction applies:

   2)  Aggregate number of securities to which transaction applies:

   3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

   4)  Proposed maximum aggregate value of transaction:

   5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing

   1)  Amount Previously Paid:

   2)  Form, Schedule or Registration Statement No.:

   3)  Filing Party:

   4)  Date Filed:

                         FAMILY DOLLAR STORES, INC.

                  NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                        TO BE HELD JANUARY 18, 2001


TO THE STOCKHOLDERS:

	NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Family Dollar Stores, Inc. (the Company) will be held at 2:00 o'clock p.m. on Thursday, January 18, 2001, at the office of the Company at 10401 Old Monroe Road, Matthews, North Carolina, for the following purposes:

     (1)  To elect a Board of nine directors;

     (2) To ratify the action of the Board of Directors in selecting PricewaterhouseCoopers LLP as independent accountants to audit the consolidated financial statements of the Company and its subsidiaries for the current fiscal year; and

     (3) To transact such other business as may properly come before the meeting or any adjournments thereof.

     The Board of Directors has fixed the close of business on November 20, 2000, as the record date for the determination of Stockholders entitled to notice of and to vote at the meeting or any adjournments thereof. The voting list of Stockholders will be available for inspection in accordance with the By-Laws at the Company's office at 10401 Old Monroe Road, Matthews, North Carolina, at least ten days prior to the meeting.

     Each Stockholder who does not plan to attend the meeting is requested to date, sign and return the accompanying proxy in the enclosed postage-paid return envelope.


                              By Order of the Board of Directors

                              GEORGE R. MAHONEY, JR.
                              Executive Vice President-
                                General Counsel and Secretary

Matthews, North Carolina
November 22, 2000

                         FAMILY DOLLAR STORES, INC.
                            Post Office Box 1017
                      Charlotte, North Carolina  28201-1017

                              PROXY STATEMENT

     This Proxy Statement is furnished to the holders of the Common Stock of Family Dollar Stores, Inc. (the Company) in connection with the solicitation on behalf of the Board of Directors of the Company of proxies to be used in voting at the Annual Meeting of Stockholders to be held on January 18, 2001, or any adjournments thereof. This Proxy Statement and the enclosed proxy were first sent to Stockholders on or about November 22, 2000.

     The enclosed proxy is for use at the meeting if the Stockholder will not be able to attend in person. Any Stockholder giving a proxy may revoke it at any time before it is exercised by delivering written notice of such revocation to the Secretary of the Company or by attending the meeting and voting. All shares represented by valid proxies received pursuant to this solicitation and not revoked before they are exercised will be voted in the manner specified therein. If no specification is made, the proxies will be voted in favor of:

     1. The election to the Board of Directors of the nine nominees named in the Proxy Statement; and

     2. The ratification of the action of the Board of Directors in selecting PricewaterhouseCoopers LLP as independent accountants to audit the consolidated financial statements of the Company and its subsidiaries for the current fiscal year.

     The presence, in person or by proxy, of the holders of a majority of the shares entitled to vote is necessary for a quorum at the meeting. Directors are elected by a plurality of the votes of shares present in person or represented by proxy at the meeting. The ratification of the selection of the accountants requires the affirmative vote of a majority of shares present or represented by proxy at the meeting and entitled to vote in respect thereto. Abstentions will be counted for the purpose of determining the existence of a quorum and will have the same effect as a negative vote on matters other than the election of directors. If a nominee holding shares for a beneficial owner indicates on the proxy that it does not have discretionary authority as to certain shares to vote on a particular matter or otherwise does not vote such shares, these shares will not be considered as present and entitled to vote in respect to that matter, but will be counted for the purpose of determining the existence of a quorum.

     The cost of soliciting proxies for the meeting will be borne by the Company. In addition to solicitation by mail, arrangements may be made with brokerage firms, banks and other custodians, nominees and fiduciaries to send proxy material to their principals. The Company will reimburse these institutions for their reasonable costs in doing so. No solicitation is to be made by specially engaged employees or other paid solicitors.

     Only the holders of Common Stock of record at the close of business on November 20, 2000, will be entitled to vote at the meeting. On such date, 171,227,177 shares of Common Stock were outstanding and Stockholders will be entitled to one vote for each share held.

                OWNERSHIP OF THE COMPANY'S SECURITIES

Ownership by Directors and Officers
     The following table sets forth, with respect to each director of the Company, each of the executive officers named in the Summary Compensation Table and all executive officers and directors as a group, the number of shares beneficially owned and the percent of Common Stock so owned, all as of November 1, 2000:

                                Amount and
                           Nature of Beneficial              Percent of
        Name                   Ownership (1)                    Class


Leon Levine                     4,585,195 (2)                   2.7%

Howard R. Levine               10,013,315 (3)                   5.8%

R. James Kelly                    441,000                        *

R. David Alexander, Jr.            82,750                        *

George R. Mahoney, Jr.            570,700                        *

Mark R. Bernstein                  26,130 (4)                    *

Sharon Allred Decker                  420                        *

James H. Hance, Jr.                17,420                        *

James G. Martin                     1,420                        *

All Executive Officers and      16,149,264                      9.4%
Directors of the Company
as a Group (17 persons)

* Less than one percent.


(1) All shares are held with sole voting and investment power, except that Mr. Howard R. Levine does not have voting or investment power with respect to 7,210,821 shares held in irrevocable trusts by Bank of America, N.A., as Trustee, for his benefit, as set forth in note (3) below, and Mr. Bernstein has shared voting power with respect to 21,210 shares held in the Profit Sharing Plan as set forth in note (4) below. Includes those shares listed in the table which the following persons have the right to acquire beneficial ownership of as of November 1, 2000, or within 60 days thereafter, pursuant to the exercise of stock options: (i) Mr. Howard R. Levine-304,000 shares; (ii) Mr. Kelly-435,000 shares; (iii) Mr. Alexander-72,000 shares; (iv) Mr. Mahoney-141,000 shares; and (v) all executive officers and directors as a group-1,144,100 shares.

(2) Does not include (i) the 13,990,376 shares listed in the table under the caption "Ownership by Others" below as being held in irrevocable trusts by Bank of America, N.A., as Trustee, for the benefit of certain of Mr. Leon Levine's children and grandchildren, including 7,210,821 shares held in trusts for the benefit of Mr. Leon Levine's son, Mr. Howard R. Levine; (ii) 212,700 shares owned by Mr. Leon Levine's wife; (iii) 2,430,000 shares held in trust by Mr. Leon Levine's wife and one of his children for the benefit of another child of Mr. Leon Levine; and (iv) 2,802,494 shares beneficially owned by Mr. Howard R. Levine. Mr. Leon Levine disclaims beneficial ownership of the shares referred to in this note (2).

(3) Includes 7,210,821 shares listed in the table under the caption "Ownership by Others" below as being held in irrevocable trusts by Bank of America, N.A., as Trustee, for the benefit of Mr. Howard R. Levine. Does not include 187,284 shares listed in said table as being held in irrevocable trusts by Bank of America, N.A., as Trustee, for the benefit of a child of Mr. Howard R. Levine.

(4) Includes 21,210 shares held under the Parker, Poe, Adams & Bernstein L.L.P. Profit Sharing Plan, but does not include 22,500 shares owned by Mr. Bernstein's wife. Mr. Bernstein disclaims beneficial ownership of the shares owned by his wife.

Ownership by Others
     On the basis of filings with the Securities and Exchange
Commission and other information, the Company believes that as of November 1, 2000, the following additional Stockholders beneficially owned more than 5% of the Company's Common Stock:

                                       Amount and
                                  Nature of Beneficial    Percent of
   Name and Address                    Ownership             Class

Bank of America, N.A., as Trustee    13,990,376 (1)           8.2%
One Bank of America Plaza
Charlotte, North Carolina  28255

T. Rowe Price Associates, Inc.        9,022,230 (2)           5.3%
100 East Pratt Street
Baltimore, Maryland  21202


(1) These securities are held with sole voting and investment power under irrevocable trusts for the benefit of certain of Mr. Leon Levine's children and grandchildren, including 7,210,821 shares held in trusts for the benefit of Mr. Howard R. Levine.

(2) These securities are owned by various individual and institutional investors which T. Rowe Price Associates, Inc. (Price Associates) serves as investment adviser with power to direct investments and/or sole power to vote the securities.
     For purposes of the reporting requirements of the Securities Exchange Act of 1934, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities.

                        ELECTION OF DIRECTORS

     At the meeting, nine directors are to be elected to serve for the ensuing year and until their respective successors are elected and qualified. Votes pursuant to the enclosed proxy will be cast for the election as directors of the nine nominees named below unless authority is withheld. All nine nominees are now members of the Board of Directors. If for any reason any nominee shall not be a candidate for election as a director at the meeting, an event not now anticipated, the enclosed proxy will be voted for such substitute as shall be designated by the Board of Directors.

     The following information is furnished with respect to the nominees:

                                                               Year First
                                                                 Elected
  Name of Nominee              Principal Occupation       Age    Director

Leon Levine (1)(2)           Chairman of the Board        63      1969
                               of the Company

Howard R. Levine (2)         President and                41      1997 (3)
                               Chief Executive Officer
                               of the Company

R. James Kelly (2)           Vice Chairman,               53      1997 (4)
                               Chief Financial and
                               Administrative Officer
                               of the Company

R. David Alexander,Jr. (2)   Executive Vice President     43      2000 (5)
                               and Chief Operating
                               Officer of the Company

George R. Mahoney, Jr. (2)   Executive Vice President-    58      1987 (6)
                               General Counsel and
                               Secretary of the Company

Mark R. Bernstein (7)(8)     Partner in the law firm      70      1980(9)
                               of Parker, Poe, Adams
                               & Bernstein L.L.P.




Sharon Allred Decker(7)(10)  President of Doncaster,      43      1999(11)
                               a division of The
                               Tanner Companies

James H. Hance, Jr. (10)     Vice Chairman-               56      1995(12)
                               Chief Financial Officer
                               Bank of America
                               Corporation

James G. Martin (7)(8)(10)   Corporate Vice President     64      1996(13)
                               Carolinas HealthCare
                               System



 (1) Mr. Leon Levine served as Chairman of the Board, Chief Executive Officer and Treasurer of the Company until August 1998 when he resigned from the positions of Chief Executive Officer and Treasurer. He retains the position of Chairman of the Board. Mr. Leon Levine is the father of Mr. Howard R. Levine, President and Chief Executive Officer of the Company.

 (2)  Member of the Executive Committee of the Board of Directors.

 (3) Mr. Howard R. Levine was employed by the Company in various capacities in the Merchandising Department from 1981 to 1987, including employment as Senior Vice President-Merchandising and Advertising. From 1988 to 1992, Mr. Levine was President of Best Price Clothing Stores, Inc., a chain of ladies' apparel stores. From 1992 to April 1996, he was self-employed as an investment manager. He rejoined the Company in April 1996, and was elected Vice President-General Merchandise
      Manager: Softlines in April 1996, Senior Vice President-Merchandising and Advertising in September 1996, President and Chief Operating Officer in April 1997, and Chief Executive Officer in August 1998. He is the son of Mr. Leon Levine.

 (4) Mr. Kelly was employed by the Company as Vice Chairman in January 1997. Prior to his employment with the Company, he was a partner with PricewaterhouseCoopers LLP for more than the last five years.

 (5) Mr. Alexander was employed by the Company as Senior Vice President-Distribution and Transportation in August 1995, and was promoted to Senior Vice President-Distribution and Logistics in September 1997, to Executive Vice President-Supply Chain and Real Estate in October 1999 and to Executive Vice President-Chief Operating Officer in August 2000. Prior to his employment by the Company, he was employed by Northern Automotive Co., Inc., a chain of discount automotive supply stores, from June 1993 to August 1995, where he was Senior Vice President-Distribution and Transportation.

 (6) Mr. Mahoney was employed by the Company as General Counsel in 1976, and also has served as Vice President and Secretary since 1977, Senior Vice President since 1984, and Executive
      Vice President since 1991.

 (7) Member of the Compensation Committee of the Board of Directors.

 (8)  Member of the Stock Option Committee of the Board of
      Directors.

 (9) Mr. Bernstein has been a partner in the law firm named above for more than the last five years.

(10)  Member of the Audit Committee of the Board of Directors.

(11) Mrs. Decker has been President of Doncaster, a division of The Tanner Companies, since August 1999. Doncaster is a direct sales organization selling a high-end line of women's apparel. From January 1997 to July 1999, she was President and Chief Executive Officer of The Lynnwood Foundation which created and manages a conference facility and leadership institute. Prior to January 1997, Mrs. Decker was employed with Duke Energy Corporation (formerly Duke Power Company), where her last position was Corporate Vice President and Executive Director of The Duke Power Foundation.

(12) Mr. Hance has been Vice Chairman and Chief Financial Officer of Bank of America Corporation since October 1, 1998. He was Vice Chairman and Chief Financial Officer of NationsBank Corporation from 1993 through September 30, 1998, when NationsBank Corporation and BankAmerica Corporation merged. He also is a director of Bank of America Corporation, Caraustar Industries, Inc., Lance, Inc. and Summit Properties, Inc.

(13) Mr. Martin has been associated with the Carolinas HealthCare System since January 1993, and currently is Corporate Vice President. He served as Governor of the State of North Carolina from 1985 through 1992 and was a member of the United States House of Representatives, representing the Ninth District of North Carolina, from 1973 until 1984. He also is a director of Duke Energy Corporation, Applied Analytical Industries, Inc. and Palomar Medical Technologies, Inc.

(14) Directors who are not employees of the Company are paid $2,500 for each Board meeting attended and $500 for each Audit Committee and Compensation Committee meeting attended, and receive an annual grant of shares of the Company's Common Stock with a fair market value at the time of the grant of $7,500. Directors who are employees of the Company receive no additional compensation for each Board or Committee meeting attended.

Committees of the Board of Directors
     The Executive Committee, which met on six occasions during the fiscal year ended August 26, 2000, is authorized under Delaware corporate laws and the Company's By-Laws to exercise certain of the powers of the Board of Directors.

     The principal functions and responsibilities of the Audit Committee, which met with the Company's independent accountants three times during fiscal 2000, are to (i) monitor the integrity of the Company's financial process and systems of internal controls regarding finance, accounting, and legal compliance; (ii) monitor the independence and performance of the Company's independent accountants; (iii) provide an avenue of communication among the independent accountants, management and the Board of Directors; and
(iv) report to the Board of Directors regarding the Audit Committee's duties and responsibilities. The Audit Committee operates under a written charter adopted by the Board of Directors which is included in this Proxy Statement as Appendix A.

     The principal function of the Stock Option Committee, which acted by unanimous written consent in lieu of meetings on 57 occasions during fiscal 2000, is to administer the 1989 Non-Qualified Stock Option Plan, including determination of the employees who are to be granted options under the Plan and the number of shares subject to each option.

     The principal functions of the Compensation Committee, which met two times during fiscal 2000, are to review compensation policies for executive officers of the Company, establish the compensation of the Chairman of the Board and the Chief Executive Officer and review and approve the pre-tax earnings goal and the payment of bonuses under the Incentive Profit Sharing Plan.

     There was no nominating committee of the Board of Directors nor any other committee which performed a similar function during fiscal 2000.

     The Board of Directors met four times, and acted by unanimous written consent in lieu of meetings twice, during fiscal 2000.

	           EXECUTIVE COMPENSATION

Summary Compensation Table
The following table sets forth information concerning the compensation during fiscal years 2000, 1999 and 1998 of the Company's Chief Executive Officer and the four other most highly compensated executive officers who served in such capacities as of August 26, 2000.


                                     Annual Compensation                    Long-Term Compensation
                                                                              Awards            Payouts
                                                                                                            All
                                                           Other                                 Long-Term  Other
                                                           Annual     Restricted    Securities   Incentive  Compen-
  Name and Principal       Fiscal                Bonus     Compen-      Stock       Underlying      Plan    sation
       Position             Year     Salary($)   ($)(1)    sation($)  Award(s)($)  Options(#)(2) Payouts($) ($)(3)

Leon Levine                 2000(4)  1,000,000   468,000      -           -                0        -        16,196
  Chairman of the Board     1999     1,000,000   525,000      -           -                0        -        14,325
                            1998       950,000   542,450      -           -                0        -        17,377

Howard R. Levine            2000(5)    450,000   314,439      -           -          100,000        -        10,155
  President and Chief       1999       375,000   295,500      -           -           75,000        -        10,519
  Executive Officer         1998       324,904   188,374      -           -           70,000        -        19,216

R. James Kelly              2000       450,000   210,600      -           -                0        -         8,067
  Vice Chairman, Chief      1999       450,000   236,250      -           -          150,000        -        10,593
  Financial and             1998       450,000   256,950      -           -          300,000        -         7,586
  Administrative Officer

R. David Alexander, Jr.     2000(6)    250,846    80,148      -           -           45,000        -         5,652
  Executive Vice President- 1999       231,308    69,092      -           -           35,000        -         7,246
  Supply Chain and          1998       219,231    71,250      -           -           40,000        -         6,070
  Real Estate

George R. Mahoney, Jr.      2000       279,135    89,231      -           -           50,000        -         7,457
  Executive Vice President- 1999       264,135    94,721      -           -           45,000        -         5,087
  General Counsel and       1998       248,461    97,148      -           -           60,000        -         7,070
  Secretary


(1)  Amounts paid under the Company's Incentive Profit Sharing Plan.

(2) Stock options were granted pursuant to the Company's 1989 Non-Qualified Stock Option Plan.

(3) Includes (a) Company contributions to the Employee Savings and Retirement Plan and Trust for fiscal years 2000, 1999 and 1998, respectively, as follows: Mr. Leon Levine-$2,400, $2,400 and $2,400, Mr. Howard R. Levine-$2,476, $3,029 and $4,627,
     Mr. Kelly-$1,868, $4,217 and $2,337, Mr. Mahoney-$1,731, $2,377
     and $2,412, Mr. Alexander-$1,916, $2,370 and $2,498; and (b)
     reimbursement of expenses under the Company's Medical Expense Reimbursement Plan of certain medical care costs for fiscal years 2000, 1999 and 1998, respectively, as follows: Mr. Leon Levine-$13,796, $11,925 and $14,977, Mr. Howard R. Levine-
     $7,679, $7,490 and $14,589, Mr. Kelly-$6,199, $6,376 and $5,249,
     Mr. Mahoney-$5,726, $2,710 and $4,658, Mr. Alexander-$3,736,
     $4,876 and $3,572.

(4) Mr. Leon Levine served as Chairman of the Board, Chief Executive Officer and Treasurer of the Company until August 1998 when he resigned as Chief Executive Officer and Treasurer and was succeeded as Chief Executive Officer by Mr. Howard R. Levine. Mr. Leon Levine continues to serve as Chairman of the Board.

(5) Mr. Howard R. Levine was employed by the Company in April 1996. He was elected President in April 1997 and Chief Executive
     Officer in August 1998.

(6) Mr. Alexander was employed by the Company in August 1995. He was elected Executive Vice President-Supply Chain and Real
     Estate in October 1999 and Executive Vice President-Chief
     Operating Officer in August 2000.

Option Grants During the Fiscal Year Ended August 26, 2000
       The following table sets forth all options to acquire shares of the Company's Common Stock granted during the fiscal year ended August 26, 2000, to the executive officers named in the Summary Compensation Table.
Leon Levine has never been granted options, and during the fiscal year ended August 26, 2000, no options were granted to R. James Kelly. The potential realizable value amounts shown in the table are the values that might be realized upon exercise of options immediately prior to the expiration of their term based on arbitrarily assumed annualized rates of appreciation in the price of the Company's Common Stock of five percent and ten percent over the term of the options, as set forth in the rules of the Securities and Exchange Commission. Actual gains, if any, on stock option exercises are dependent on the future performance of the Common Stock. There can be no assurance that the potential realizable values shown in the table will be achieved.

                                        Individual Grants(1)                       Potential Realizable
                                     Percent of                                      Value at Assumed
                        Number of      Total                                       Annual Rates of Stock
                        Securities    Options                                       Price Appreciation
                        Underlying   Granted to    Exercise or                        for Option Term
                         Options     Employees in  Base Price   Expiration
       Name             Granted(#)   Fiscal Year    ($/Sh)         Date           5%($)           10%($)

Howard R. Levine         100,000        10.9%        18.50        9/12/04        511,121        1,129,444

R. David Alexander, Jr.   45,000         4.9%        18.50        9/12/04        230,004          508,250

George R. Mahoney, Jr.    50,000         5.4%        18.50        9/12/04        255,560          564,722



(1) Stock options were granted pursuant to the Company's 1989 Non-Qualified Stock Option Plan. The exercise price for each option is the fair market value per share of Common Stock on the date of the grant. See "Report of the Compensation Committee and Stock Option Committee of the Board of Directors on Executive Compensation" for a description of other material terms of the Plan.

Option Exercises and Fiscal Year-End Values
     The following table sets forth all options exercised during the fiscal year ended August 26, 2000, by the executive officers named in the Summary Compensation Table, and the number and value of unexercised options held by such executive officers at fiscal year-end. No options have been granted to, or exercised by, Leon Levine.

                                                    Number of Securities           Value of Unexercised
                          Shares      Value        Underlying Unexercised               In-the-Money
                        Acquired on  Realized      Options at FY-End(#)           Options at FY-End($)(2)
       Name           Exercise(#)     ($)(1)     Exercisable    Unexercisable   Exercisable    Unexercisable

Howard R. Levine               0           0       244,000         271,000      2,520,340         966,698

R. James Kelly                 0           0       435,000         465,000      3,524,288       1,694,588

R. David Alexander, Jr.   22,500     347,805        37,000         113,000        348,823         345,340

George R. Mahoney, Jr.    90,000   1,100,565        87,000         158,000        853,928         640,260


(1) The value realized is calculated based on the difference between the option exercise price and the closing market price of the Company's Common Stock on the date prior to the date of the exercise multiplied by the number of shares to which the exercise relates.

(2) The closing price of the Company's Common Stock as reported on the New York Stock Exchange Composite tape on August 25, 2000, was $17.56 and is used in calculating the value of unexercised options.

EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT AND
CHANGE-IN-CONTROL ARRANGEMENTS

     Howard R. Levine's compensation arrangement with the Company provides that for the fiscal year ended August 26, 2000, he was to be paid a base salary of $8,654 per week ($450,000 per annum) and for the fiscal year ending September 1, 2001, he is to be paid a base salary of $9,615 per week ($500,000 per annum). In addition, under the Company's Incentive Profit Sharing Plan, he may receive bonuses for the fiscal years ended August 26, 2000, and ending September 1, 2001, based on approximately 75% of the base salary he receives for each fiscal year, subject to the achievement of pre-tax earnings goals established by the Company and other terms of the Plan. In the event Mr. Levine's employment is terminated by the Company prior to September 1, 2001, for reasons other than for cause or medical disability, the Company will pay Mr. Levine 180 days of his base salary then in effect in six equal monthly installments. If Mr. Levine accepts new employment, the unpaid balance of the payments is reduced by the compensation Mr. Levine receives for the same period from the new employment. In the event the employment agreement is not terminated for any reason prior to September 1, 2001, and there is no agreement before that date to extend Mr. Levine's employment beyond September 1, 2001, the employment agreement terminates automatically on September 1, 2001, and the Company will pay Mr. Levine 60 days of his base salary then in effect in two equal monthly installments. In addition, in the event Mr. Levine's employment agreement is terminated by the Company prior to September 1, 2001, for reasons other than for cause or if there is no agreement before that date to extend Mr. Levine's employment beyond September 1, 2001, Mr. Levine will receive as a severance payment an amount equal to the pro rata share of the bonus, if any, under and subject to the terms and conditions of the Incentive Profit Sharing Plan. The payment will be equal to 75% of the base salary he receives for the period from the beginning of the fiscal year in which the Company terminates the employment agreement through the termination date or through September 1, 2001, if Mr. Levine's employment continues through that date.

     R. James Kelly's compensation arrangement with the Company provides that for the fiscal years ended August 26, 2000, and ending September 1, 2001, he is to be paid a base salary of $8,654 per week ($450,000 per annum). In addition, under the Company's Incentive Profit Sharing Plan, he may receive a bonus for each fiscal year based on approximately 50% of the base salary he receives for each fiscal year, subject to the achievement of pre-tax earnings goals established by the Company and other terms of the Plan. In the event Mr. Kelly's employment agreement is terminated by the Company prior to September 1, 2001, for reasons other than for cause or medical disability, the Company will pay Mr. Kelly 180 days of his base salary then in effect in six equal monthly installments. If Mr. Kelly accepts new employment, the unpaid balance of the payments is reduced by the compensation Mr. Kelly receives for the same period from the new employment. In the event the employment agreement is not terminated for any reason prior to September 1, 2001, and there is no agreement before that date to extend Mr. Kelly's employment beyond September 1, 2001, the employment agreement terminates automatically on September 1, 2001, and the Company will pay Mr. Kelly 60 days of his base salary then in effect in two equal monthly installments. In addition, in the event Mr. Kelly's employment agreement is terminated by the Company prior to September 1, 2001, for reasons other than for cause or medical disability, Mr. Kelly will receive as a severance payment an amount equal to the pro rata share of the bonus, if any, under and subject to the terms and conditions of the Incentive Profit Sharing Plan. The payment will be equal to 50% of the base salary he receives for the period from the beginning of the fiscal year in which the Company terminates the employment agreement through the termination date.

     R. David Alexander, Jr.'s compensation arrangement with the Company provides that for the fiscal year ending September 1, 2001, he is to be paid a base salary of $5,577 per week ($290,000 per annum).
In addition, under the Company's Incentive Profit Sharing Plan, he may receive a bonus for the fiscal year based on approximately 50% of the base salary he receives for the fiscal year, subject to the achievement of pre-tax earnings goals established by the Company and other terms of the Plan. In the event Mr. Alexander's employment agreement is terminated by the Company prior to September 1, 2001, for reasons other than for cause or medical disability, the Company will pay
Mr. Alexander 180 days of his base salary then in effect in six equal monthly installments. If Mr. Alexander accepts new employment, the unpaid balance of the payments is reduced by the compensation
Mr. Alexander receives for the same period from the new employment. In the event the employment agreement is not terminated for any reason prior to September 1, 2001, and there is no agreement before that date to extend Mr. Alexander's employment beyond September 1, 2001, the employment agreement terminates automatically on September 1, 2001, and the Company will pay Mr. Alexander 60 days of his base salary then in effect in two equal monthly installments.



COMPENSATION COMMITTEE AND STOCK OPTION COMMITTEE INTERLOCKS
AND INSIDER PARTICIPATION

     During the fiscal year ended August 26, 2000, the Compensation Committee of the Board of Directors was composed of Mark R. Bernstein, Sharon Allred Decker and James G. Martin, and the Stock Option Committee of the Board of Directors was composed of Mark R. Bernstein and James G. Martin. No member of the Compensation Committee or Stock Option Committee was an officer or employee of the Company. Mr. Bernstein, Mrs. Decker and Mr. Martin were not eligible to receive options under the Company's 1989 Non-Qualified Stock Option Plan.

REPORT OF THE COMPENSATION COMMITTEE AND STOCK OPTION COMMITTEE
OF THE BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION

     The objectives of the Company's executive compensation program are to provide a competitive total compensation package that enables the Company to attract and retain key executives, and to offer compensation opportunities that are directly related to the annual and long-term performance of the Company. The Company seeks to link a significant portion of compensation to the Company's performance such that executive officers will have a strong incentive to meet the Company's goals and their compensation will then be aligned with the interests of the Company's shareholders. With these objectives, the compensation of executive officers consists primarily of (i) a base salary; (ii) annual incentive compensation in the form of a bonus based on the achievement of pre-tax earnings goals and the executive's contributions to meeting the goals; and (iii) long-term incentive compensation in the form of stock options.

     BASE SALARY. The base salary of executive officers is reviewed annually by the Compensation Committee. In determining the salary level, the Compensation Committee takes into consideration the responsibilities, experience and performance of the executives, their contributions to the Company's operating performance, including the achievement of pre-tax earnings goals, and competitive salary practices of other companies in the retail industry, including companies in the S&P Retail Stores Composite Index and other companies in the retail industry with sales comparable to the sales of the Company.

     INCENTIVE PROFIT SHARING PLAN. The Compensation Committee also reviews and approves a pre-tax earnings goal established by the Company each fiscal year under the Company's Incentive Profit Sharing Plan. This Plan provides for payments, not exceeding 5% of the Company's consolidated earnings before income taxes and before deducting payments under the Plan or any other incentive compensation arrangement, to executive officers and other supervisory personnel if such goal is achieved. The amount of the bonus is based on a percentage of the employee's base salary, and for executive officers the percentage ranges from 30% to 75%. The percentage is higher for the more senior executive officers as a greater portion of the senior executives' compensation is tied to the achievement of pre-tax earnings goals. In the event the pre-tax earnings goal is exceeded, the amount of the bonus increases by 2% for each 1% by which the goal is exceeded, to a maximum of 50% additional bonus for exceeding the goal by 25%. If the pre-tax earnings goal is not achieved, the amount of the bonus decreases by 5% for each 1% by which the goal is not achieved, with no bonus being paid if pre-tax earnings are below 90% of the goal. As approximately 98.7% of the pretax earnings goal for the fiscal year ended August 26, 2000, was achieved, the bonus paid was approximately 93.5% of the bonus that would have been paid if 100% of the goal had been achieved. Except for the Chairman of the Board, the President and Chief Executive Officer, the Vice Chairman and Chief Financial and

Administrative Officer, and the Executive Vice President and Chief Operating Officer, the annual individual performance rating of each executive officer by that officer's supervisor may increase or decrease the amount of bonus paid. The performance rating is based on a variety of criteria, including the effectiveness of the officers in executing their managerial responsibilities and their impact on the financial results of the Company (such as sales, pre-tax earnings and shareholders' return on average equity). The Compensation Committee reviews and approves the payment of bonuses under the Incentive Profit Sharing Plan.

     STOCK OPTIONS. To establish another link between compensation and management's performance in creating value for shareholders, evidenced by increases in the Company's stock price, executive officers may receive grants of stock options typically on an annual basis. The Company encourages stock ownership by executives, but has not established target levels for equity holdings by executives. Grants are made by the Stock Option Committee of the Board of Directors. The Compensation Committee considers the grant of stock options by the Stock Option Committee in reviewing the compensation of executive officers. The Chairman of the Board, Leon Levine, has never been granted stock options. Under the Company's 1989 Non-Qualified Stock Option Plan, the exercise price for each option is the fair market value per share of Common Stock on the date of the grant. Fair market value per share is the average of the highest price and lowest price at which the Common Stock is sold regular way on the New York Stock Exchange on the date of the grant. Options have a term of five years, and may not be exercised prior to the expiration of two years from the date of the grant. Thereafter, each option becomes exercisable in cumulative installments of not more than 40% of the number of shares subject to the option after two years, 70% after three years and 100% after four years. Such vesting schedule encourages executives to remain in the employ of the Company. With limited exceptions, no option is exercisable unless the optionee has been continuously employed by the Company from the date of grant to the date of exercise. In determining the number of options to be granted, the Stock Option Committee takes into account the executive's base salary and level of responsibilities and the annual individual performance rating of the executive, as well as the number of options granted in prior years.

     COMPENSATION OF CHIEF EXECUTIVE OFFICER. The base salary of the Chief Executive Officer is established by the Compensation Committee annually based on consideration of the same general factors as are described above with respect to the determination of the base salary of other executive officers. For the fiscal year ended August 26, 2000, Howard R. Levine received a base salary of $450,000, and for the fiscal year ending September 1, 2001, he will receive a base salary of $500,000.

     The incentive compensation element of the compensation of the Chief Executive Officer is based on the Company's achievement of its pre-tax earnings goal. Under the Company's Incentive Profit Sharing

Plan, Mr. Levine's bonus is based on 75% of his base salary. The amount of the bonus is subject to increase or decrease based on the level of pre-tax earnings in the manner described above with respect to the bonus for other executive officers. For the fiscal year ended
August 26, 2000, Mr. Levine was paid a bonus of $314,439 under the Incentive Profit Sharing Plan as the Company achieved approximately 98.7% of the pre-tax earnings goal.

     In determining Mr. Howard R. Levine's base salary and bonus percentage, the Compensation Committee also took into account the fact that he receives options under the Company's 1989 Non-Qualified Stock Option Plan. As described under the heading "Option Grants During the Fiscal Year Ended August 26, 2000," Howard R. Levine received options to purchase 100,000 shares. The Compensation Committee also considered that the Company's only retirement plan or similar benefit for the Chief Executive Officer or any executive officers is a 401(k) Plan and the Company's contribution for Mr. Levine for the fiscal year ended
August 26, 2000, was $2,476.

     DEDUCTIBILITY OF COMPENSATION. Internal Revenue Code Section 162(m) provides that publicly held companies may not deduct in any taxable year compensation in excess of $1 million paid to the Chief Executive Officer or any of the four other highest paid executive officers which is not "performance-based" as defined in Section 162(m). At the Annual Meeting of Stockholders on January 16, 1997, Stockholders approved an amendment to the 1989 Non-Qualified Stock Option Plan and approved the Incentive Profit Sharing Plan for the purpose of preserving the future deductibility of all compensation paid under said Plans. The Company believes that all executive officer compensation paid in the fiscal year ended August 26, 2000, met the deductibility requirements of Section 162(m). The Compensation Committee will continue to monitor this issue and will determine what additional steps, if any, it may take in response to such provision.

     This report is submitted by Mark R. Bernstein, Sharon Allred
Decker and James G. Martin as the members of the Compensation Committee and Mark R. Bernstein and James G. Martin as the members of the Stock Option Committee.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

     During the fiscal year ended August 26, 2000, the Audit Committee of the Board of Directors was composed of James H. Hance, Jr., Sharon Allred Decker and James G. Martin. Each of the members of the Audit Committee is independent as defined under the New York Stock Exchange listing standards.

     The Audit Committee has reviewed and discussed the audited financial statements of the Company for the fiscal year ended
August 26, 2000, with the Company's management. The Audit Committee has discussed with PricewaterhouseCoopers LLP, the Company's independent accountants, the matters required to be discussed by Statement on Auditing Standards No. 61 (Communications with Audit Committees), as amended by Statement on Auditing Standards No. 90 (Audit Committee Communications).

     The Audit Committee has also received the written disclosures and the letter from PricewaterhouseCoopers LLP required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and the Audit Committee has discussed the independence of PricewaterhouseCoopers LLP with that firm.

     Based on the Audit Committee's review and discussions noted above, the Audit Committee recommended to the Board of Directors that the Company's audited financial statements be included in the Company's Annual Report on Form 10-K for the fiscal year ended August 26, 2000, for filing with the Securities and Exchange Commission.

     This report is submitted by James H. Hance, Jr., Sharon Allred Decker and James G. Martin as members of the Audit Committee.

Stock Performance Graph

     The following graph sets forth the yearly percentage change in the cumulative total shareholder return on the Company's Common Stock during the five fiscal years ended August 26, 2000, compared with the cumulative total returns of the S&P Midcap 400 Index and the S&P Retail Stores Composite Index. The comparison assumes $100 was invested on August 31, 1995, in the Company's Common Stock and in each of the foregoing indices, and that dividends were reinvested.

                                        COMPARISON OF 5 YEAR
                                       CUMULATIVE TOTAL RETURN
                                  AMONG FAMILY DOLLAR STORES, INC.,
                                     THE S & P MIDCAP 400 INDEX
                                     AND THE S & P RETAIL STORES
                                          COMPOSITE INDEX

                                  8/95  8/96  8/97  8/98  8/99  8/00

Family Dollar Stores, Inc.         100    97   183   237   347   321

S & P Midcap 400                   100   112   154   134   189   265

S & P Retail Stores Composite      100   121   155   203   266   257


RELATED TRANSACTIONS

     Legal services were rendered to the Company during the fiscal year ended August 26, 2000, and are being rendered to the Company during the fiscal year ending September 1, 2001, by Parker, Poe, Adams & Bernstein L.L.P., of which Mark R. Bernstein, a director of the Company, is a partner.

     The Company has commercial banking relationships with subsidiaries of Bank of America Corporation, of which James H. Hance, Jr., a director of the Company, is Vice Chairman and Chief Financial Officer.

     Since December 1994, a subsidiary of the Company has leased space in a building in Charlotte, North Carolina, from 9517 Monroe, LLC, for processing merchandise returned from stores and for storing merchandise. 9517 Monroe, LLC is a limited liability company in which Leon Levine, the Chairman of the Board of the Company, and his brother, Alvin E. Levine, both own a 50% interest. A total of $254,671 in rents was paid to 9517 Monroe, LLC, for the fiscal year ended August 26, 2000. The current rent payable for the leasing of approximately 78,000 square feet is $21,434 per month ($257,208 annually) through the end of the term of the lease on April 30, 2001. The Company believes that the rents for this leased space are competitive with amounts that would be paid to an unaffiliated entity to lease similar space.


          RATIFICATION OF SELECTION OF INDEPENDENT ACCOUNTANTS

     The Board of Directors has selected the firm of PricewaterhouseCoopers LLP as independent accountants to audit and report on the consolidated financial statements of the Company and its subsidiaries for the year ending September 1, 2001, and to perform such other appropriate accounting and related services as may be required by the Board of Directors. The affirmative vote of the holders of a majority of the shares of Common Stock present or represented by proxy at the meeting and entitled to vote in respect thereto is required to ratify the selection of PricewaterhouseCoopers LLP for the purposes set forth above. The Board of Directors recommends that the Stockholders vote for ratification of the selection of PricewaterhouseCoopers LLP. If the Stockholders do not ratify the selection of PricewaterhouseCoopers LLP, the selection of independent accountants will be reconsidered by the Board of Directors. PricewaterhouseCoopers LLP served as the Company's independent accountants for the fiscal year ended August 31, 1991, and for each subsequent fiscal year. Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting of Stockholders and will have an opportunity to make a statement if they desire to do so and to respond to appropriate questions.

        SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers and persons who own more than ten percent of the Company's Common Stock (collectively, "Reporting Persons") to file with the Securities and Exchange Commission and New York Stock Exchange initial reports of ownership and reports of changes in ownership of the Common Stock, and to furnish the Company with copies of such reports. To the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations from Reporting Persons that no other reports were required, during the fiscal year ended August 26, 2000, all Reporting Persons complied with all applicable filing requirements.


                        STOCKHOLDER PROPOSALS

     Proposals of Stockholders intended to be presented at the next Annual Meeting of Stockholders in January 2002, and to be included in the Proxy Statement and form of proxy pursuant to Rule 14a-8 under the Securities Exchange Act of 1934 (the "Act"), must be received by the Company on or before July 27, 2001. Any such proposals should be in writing and be sent by certified mail, return receipt requested, to the Secretary, Family Dollar Stores, Inc., P. O. Box 1017, Charlotte, North Carolina 28201-1017. Additionally, if the Company receives notice of any shareholder proposal after October 10, 2001, such proposal will be considered untimely pursuant to Rules 14a-4 and 14a-5(e) under the Act, and the persons named in the proxies solicited by the Board of Directors of the Company for the Annual Meeting of Stockholders to be held in January 2002 may exercise discretionary voting power with respect to such proposal.


                            OTHER MATTERS

     Management knows of no other matters to be brought before the meeting. However, if any other matters do properly come before the meeting, it is intended that the shares represented by the proxies in the accompanying form will be voted in accordance with the best judgment of the person voting the proxies. Whether Stockholders plan to attend the meeting or not, they are respectfully urged to sign, date and return the enclosed proxy which will, of course, be returned to them at the meeting if they are present and so request.

                               APPENDIX A
                                 CHARTER
                         OF THE AUDIT COMMITTEE
                        OF THE BOARD OF DIRECTORS
              OF FAMILY DOLLAR STORES, INC. (the "COMPANY")



  I.   Audit Committee Purpose

       The Audit Committee is appointed by the Board of Directors to assist the Board in fulfilling its oversight responsibilities. The Audit Committee's primary duties and responsibilities are to:

           Monitor the integrity of the Company's financial process and systems of internal controls regarding finance, accounting, and legal compliance.

           Monitor the independence and performance of the Company's independent auditors.

           Provide an avenue of communication among the independent auditors, management and the Board of Directors.

           Report to the Board of Directors regarding the Audit
           Committee's duties and responsibilities.

       The Audit Committee has the authority to conduct any investigation appropriate to fulfilling its responsibilities, and it has direct access to the independent auditors as well as anyone in the Company. The Audit Committee has the ability to retain, at the Company's expense, special legal, accounting, or other consultants or experts it deems necessary in the performance of its duties.


 II.   Audit Committee Composition and Meetings

       Audit Committee members shall meet the requirements of the New York Stock Exchange. The Audit Committee shall be comprised of three or more directors as determined by the Board, each of whom shall be independent nonexecutive directors, free from any relationship that would interfere with the exercise of his or her independent judgment. All members of the Committee shall have a basic understanding of finance and accounting and be able to read and understand fundamental financial statements, and at least one member of the Committee shall have accounting or related financial management expertise.

       Audit Committee members shall be appointed by the Board of Directors. If an Audit Committee Chair is not designated or present, the members of the Committee may designate a Chair by majority vote of the Committee membership.

       The Committee shall meet as frequently as circumstances dictate. The Audit Committee Chair shall prepare and/or approve an agenda in advance of each meeting. The Committee should meet privately in executive session at least annually with the Chief Financial Officer, the Senior Vice President-Finance, financial and other management, as appropriate, and the independent auditors to discuss any matters that the Committee believes should be discussed.


III.   Audit Committee Responsibilities and Duties

           1. Review and reassess the adequacy of this Charter at least annually. Submit the Charter to the Board of Directors for approval and have the document published at least every three years in accordance with Securities and Exchange Commission regulations.

           2. Meet with the independent auditors and financial management of the Company to review the plan for and scope of the proposed audit for the current year and the audit procedures to be utilized. At the conclusion thereof review such audit and the audited financial statements, including discussion with financial management and independent auditors of significant issues regarding accounting principles, practices and judgments, and any matters required to be communicated by the independent auditors in accordance with AICPA SAS 61, as amended. Recommend to the Board of Directors that financial statements be included in the annual report.

           3. Review with the independent auditors and financial management the adequacy and effectiveness of the accounting and financial controls of the Company and the major financial risk exposures, and elicit any recommendations for the improvement of such internal control procedures or particular areas where new or more detailed controls or procedures are desirable, and review management's responses to such recommendations.

           4. Review with financial management and the independent auditors the Company's quarterly financial results prior to the release of earnings and/or the Company's quarterly financial statements prior to filing or distribution. Discuss any significant changes to the Company's accounting principles and any items required to be communicated by the independent auditors in accordance with AICPA SAS 61, as amended.

           5. Review the performance of the auditors and annually recommend to the Board of Directors the appointment of the independent auditors or approve any discharge of auditors when circumstances warrant. The independent auditors are ultimately accountable to the Audit Committee and the Board of Directors.

           6. Approve the fees and other significant compensation to be paid to the independent auditors.

           7. Obtain and review written statements to be submitted by the independent auditors on a periodic basis delineating all relationships between the independent auditors and the Company, and discuss with the independent auditors all significant relationships they have with the Company and services they provide to the Company that may impact the objectivity and independence of the auditors.

           8. Review with the Company's general counsel legal matters that may have a material impact on the financial statements.

           9. Prepare annually a report to shareholders as required by the Securities and Exchange Commission. The report should be included in the Company's annual proxy statement.

          10. Perform any other activities consistent with this Charter, the Company's by-laws, and governing law, as the Committee or the Board of Directors deems necessary or appropriate.

          11. Maintain minutes of meetings and periodically report to the Board of Directors on significant results of the foregoing activities.

PROXY
                       FAMILY DOLLAR STORES, INC.
      PROXY FOR ANNUAL MEETING OF STOCKHOLDERS ON JANUARY 18, 2001

     The undersigned hereby appoints Leon Levine, Howard R. Levine and George R. Mahoney, Jr., or any one of them, with full power of substitution, proxies of the undersigned to the Annual Meeting of Stockholders of Family Dollar Stores, Inc. to be held at 2:00 p.m.
on Thursday, January 18, 2001, at the office of the Company at 10401 Old Monroe Road, Matthews, North Carolina, or at any adjournments thereof, with all the powers which the undersigned would possess if personally present, and instructs them to vote upon any matter which may properly be acted upon at this meeting, and specifically as indicated below:


                            [ ]                       [ ]
1.  ELECTION OF DIRECTORS   FOR ALL NOMINEES          WITHHOLD AUTHORITY
    (Mark only one)         listed below (except as   to vote for all
                            shown to the contrary     nominees listed below
                            below)



Nominees:
Leon Levine, Howard R. Levine, R. James Kelly, R. David Alexander, Jr., George R. Mahoney, Jr., Mark R. Bernstein, Sharon Allred Decker,
James H. Hance, Jr., James G. Martin

(INSTRUCTION: To withhold authority to vote for any individual nominee, print that nominee's name below)


2.  Ratification of the selection of PricewaterhouseCoopers LLP as Independent
    Accountants:

           FOR [ ]            AGAINST [ ]              ABSTAIN  [ ]


3. In their discretion, upon such other business as may properly come before the meeting or any adjournments thereof.

                       (Please Sign on Reverse Side)

                        (Continued from other side)

     This Proxy, if received and correctly signed, will be voted in accordance with the choices specified. If a choice is not specified, this Proxy will be voted in favor of the election of the Directors named and for the ratification of the selection of the independent accountants.

         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

This Proxy is revocable, and the undersigned retains the right to attend this meeting and to vote his or her stock in person.

The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement.

                           Dated this     day of              ,



                           (Please sign exactly as your name appears at left. If there is more than one owner, each should sign. When signing as a fiduciary or representative, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer. If a partnership, please sign in partnership name by authorized person.)

PLEASE SIGN AND RETURN PROXY PROMPTLY IN THE ACCOMPANYING ENVELOPE. NO POSTAGE IS REQUIRED.